NEWS RELEASE
T. ROWE PRICE GROUP DECLARES SPECIAL AND QUARTERLY CASH DIVIDENDS

BALTIMORE (February 19, 2015) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its Board of Directors has declared a special cash dividend of $2.00 per share payable April 23, 2015 to stockholders of record as of the close of business on April 9, 2015.

The Board also declared a quarterly dividend of $0.52 per share payable March 30, 2015 to stockholders of record as of the close of business on March 16, 2015. The quarterly dividend rate represents an 18% increase over the previous quarterly dividend rate of $0.44 per share. This will mark the 29th consecutive year since the firm’s initial public offering that the company will have increased its regular annual dividend.

James A.C. Kennedy, the company’s chief executive officer and president, commented: “This special cash dividend is an efficient return of capital to our stockholders and reflects the healthy cash position on our balance sheet. After the special dividend payment, the company’s balance sheet will remain very strong, with ample liquidity and no corporate debt. Further, we believe that the payment of the special cash dividend will not have a material impact on the company’s ability to meet its ongoing financial needs, continue our outstanding dividend record for the foreseeable future, and maintain a buffer against market volatility.”

Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $746.8 billion in assets under management as of December 31, 2014. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

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CONTACT T. ROWE PRICE, PUBLIC RELATIONS
Brian Lewbart
410-345-2242
brian_lewbart@troweprice.com

Bill Benintende
410-345-3482
bill_benintende@troweprice.com

Kylie Muratore
410-345-2533
kylie_muratore@troweprice.com